Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

n e w s r e l e a s e

FOR MORE INFORMATION, CONTACT:
Regina Nethery
Humana Investor Relations
Phone: 502-580-3644
E-MAIL:  rnethery@humana.com

Tom Noland
Humana Corporate Communications
Phone: 502-580-3674
E-MAIL:  tnoland@humana.com

Humana to Acquire CarePlus Health Plans of Florida
CAC-Florida Medical Centers, PrescribIT Rx pharmacy management company included

LOUISVILLE, KY - Dec. 14, 2004 - Humana Inc. (NYSE: HUM) today announced that it has signed definitive agreements to acquire CarePlus Health Plans of Florida as well as its 10 CAC-Florida Medical Centers, and PrescribIT Rx pharmacy management company in Miami-Dade County. CarePlus provides Medicare Advantage HMO plans and benefits to nearly 50,000 Medicare eligibles in Miami-Dade, Broward and Palm Beach counties.

       The transaction, which is subject to regulatory approval, is expected to close within the next 90 days. Total consideration will be approximately $408 million plus the amount of excess statutory surplus acquired with the plan at the closing date. The transaction will be financed through a combination of line-of-credit borrowings and cash on hand, with line-of-credit borrowings providing approximately 75% of the funding.

       Humana anticipates the acquisition to be immediately accretive to earnings, adding earnings at an annual rate of approximately $0.15 to $0.18 per diluted share during the first year, including the impact of integration costs incurred. Assuming an early first quarter closing of the transaction, the company now expects full year 2005 diluted earnings per common share to be in the range of $2.10 to $2.13.

       "The acquisition of CarePlus is consistent with our strategy of seeking opportunities to profitably grow our membership while adding valuable assets to Humana's portfolio of health benefit plans," said Michael B. McCallister, Humana president and CEO. "This acquisition will enhance Humana's market-leading presence in the Medicare market in South Florida."

       "CarePlus is a well-known Medicare Advantage plan in the South Florida area," said R. Eugene Shields, Humana senior vice president for government and senior products. "In addition, it has a strong and positive presence among the area's Hispanic population, particularly in Miami-Dade County. With Humana's experience and success as a long-time provider of Medicare benefits linked to our industry-leading, consumer-focused capabilities for members and physicians, we are confident this acquisition will bring measurable benefits to CarePlus members and the doctors who take care of them."

       Humana currently has more than 230,000 Medicare Advantage members statewide. There are approximately 131,000 Humana Medicare Advantage members in the South Florida area.

       Michael A. Seltzer, CEO of Humana's Florida senior products, said there should be no change in how current CarePlus Health Plan members access their benefits. "We will not be making any changes to the CarePlus Medicare Advantage benefits already filed and approved by the Centers for Medicare and Medicaid Services for 2005," said Seltzer. "All current members who intend to enroll in CarePlus plans for 2005 will not see a change in those benefits, their provider networks, or how those benefits are delivered."

       "The CAC Medical Centers have become the center of social interaction for many seniors in South Florida," Seltzer added. "We believe these centers represent a valuable community resource, playing an important role in providing access to needed health care services and serving as a meeting place for CarePlus members."

       Seltzer also said Humana has no plans to make changes in the operation of the 10 CAC Medical Centers and associated on-site pharmacies through 2005. An estimated 19,000 CarePlus members receive care at those facilities.

       "We will be assessing the operations at CarePlus Health Plans throughout 2005 to successfully incorporate best practices of both Humana and CarePlus into an even better experience for plan members going forward," said Seltzer.

       Banc of America Securities LLC acted as financial advisor to Humana Inc. for this transaction.

       Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members located primarily in 15 states and Puerto Rico. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

       Over its 43-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

       More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases (including detailed description of unusual items, where applicable);
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);
  Corporate Governance Information.